Exhibit 10.17

Galaxy Digital Services LLC
300 Vesey Street
New York, New York 10282
March 11, 2022
Andrew Siegel
[*]

Dear Andrew:
Further to our discussions, it is with great pleasure that we extend to you an offer to continue your employment with Galaxy Digital Services LLC (the “Company”), on the terms set forth in this amended and restated offer letter (this “Letter Agreement”). This Letter Agreement will supersede and replace in its entirety the amended and restated offer letter between you and the Company, dated July 30, 2018 (the “Prior Agreement ”) .

Title and Duties:
You will continue to be employed by the Company and serve as General Counsel, reporting to the Chief Executive Officer, performing services for the Company, for an affiliate of the Company (which, for the avoidance of doubt, includes Galaxy Digital Holdings Ltd., including, any U.S. publicly listed successor entity), or for any other entity within the Galaxy Digital Holdings LP (including, any successor entity) group of companies (collectively, the “Galaxy Group”) as the Company may request. You will (i) perform such services as the Company may request, (ii) devote your full working time to the performance of such services on behalf of the Galaxy Group, and (iii) perform such services at the Company’s office at 300 Vesey Street, New York, New York, or such other location as the Company may reasonably request. You will continue to be an officer of the Company and sit on the Executive Committee.

Compensation:
Your base salary will be at a rate of $400,000 per annum, payable in equal installments in accordance with the Company’s standard payroll practices. Your position is classified as exempt from overtime under applicable federal and state laws.
In addition, you will be eligible to receive a discretionary annual performance bonus. The actual amount, and terms and conditions, of your annual performance bonus for any year (if any) will, in each case, be determined by the Company in its sole and absolute discretion, taking into account your performance as well as general business conditions. Any annual performance bonus may be paid in cash, in the form of a grant of an equity or equity-based incentive award, or in any combination thereof, as determined by the Company in its sole and absolute discretion. Payment and/or grant of a discretionary bonus (if any) in any given year (whether in cash, in the form of an equity or equity-based incentive award grant, or any combination thereof) does not entitle you to such bonus (or grant) in any subsequent year (including, without limitation, amount, mixture or type).

Any discretionary annual bonus will be paid or granted to you on the same date annual bonuses are paid or granted, as applicable, to employees generally, so long as you remain an active employee through such payment date or grant date, as applicable, and have neither given nor received notice of termination prior to such payment date or grant date, as applicable.
Any equity or equity-based incentive award portion of any annual bonus is subject to approval by the board of directors of Galaxy Digital Holdings Ltd. (or any U.S. publicly listed successor entity) and the definitive documentation evidencing the grant in such form and with such terms as will be determined by the Galaxy Group in its sole discretion.
You acknowledge and agree that neither the entry into this Letter Agreement, nor any changes made to the Prior Agreement pursuant to this Letter Agreement or otherwise, shall, individually or in the aggregate, constitute an event constituting “Good Reason” (as defined in any applicable plan, program, agreement or arrangement between you and any member of the Galaxy Group, or governing any profits interest, or equity or equity-based incentive award, as applicable) or any term of similar meaning under any other plan, program, agreement or arrangement of Galaxy Digital Holdings Ltd., the Company or any other member of the Galaxy Group, and you expressly waive any right to (i) claim Good Reason (or any similar term) in connection therewith, and (ii) any compensation or benefits you may otherwise be entitled to receive upon a termination of your employment for Good Reason in connection therewith.

Representation:
You represent that on your first day of work you were free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers. You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential or proprietary information belonging to any individuals or entities you provided services to, including any prior employers, or connected with or derived from your services provided to such individuals or entities. You represent that you have returned to all individuals or entities you provided services to, including prior employers, any and all confidential or proprietary information. You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company. You agree that you will not use or disclose any such confidential or proprietary information in connection with your employment by the Company. You represent that you are not currently a party to any pending or threatened litigation with any former employer or business associate. You shall indemnify, defend and hold harmless the Company, its affiliates (including, without limitation, each member of the Galaxy Group) and their respective directors, officers, principals, agents, successors and assigns, from any and all claims, expenses (including, without limitation, reasonable attorney’s fees) and liabilities arising out of, relating to, or with respect to, any breach of the representations and warranties and covenants in this paragraph.

Licenses; Policies and Procedures:
Further, your continued employment is contingent on your obtaining and retaining all applicable licenses and registrations from FINRA, exchanges, state securities commissions and other regulatory bodies as the Company shall determine are required or necessary for your position as well as your complying with all applicable policies and procedures of the Galaxy Group applicable to employees, as amended from time to time. In addition, you acknowledge and agree that you have executed and returned a copy of the Company’s Confidentiality and Related Covenants Agreement and that such Confidentiality and Related Covenants Agreement shall remain in full force and effect.

Employment Relationship:
This offer is not a contract of employment for any specific period of time. Your employment will continue to be “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever; provided, however, that if you wish to terminate your employment, you are required to provide at least 90 days prior written notice of such termination. During such notice period, you will remain an employee of the Company, receiving your base salary and participating in the Company’s benefit plans, except that the Company may elect to (i) place you on garden leave for all or any portion of the notice period, during which period you may be prohibited from coming to the Company’s offices or performing services on the Company’s behalf; (ii) require that you come to the office and/or transition your duties or otherwise perform services on the Company’s behalf; or (iii) accelerate the date of termination of your employment without the obligation to continue to pay your base salary or provide you with participation in the Company’s benefit plans beyond your termination date.

Benefits:
You and your spouse, registered domestic partner and/or eligible dependents, if any, will continue to be eligible to, and may, at your election, continue to participate in the Company’s employee benefit plans, subject to applicable terms, conditions, exclusions and limitations. The Company’s employee benefit plans are subject to amendment, change or modification, including elimination, from to time, at the Company’s sole discretion.

Vacation:	You will continue to be eligible for vacation days in accordance with the Company’s vacation policy applicable to employees, as amended from time to time.

Protective Covenants:
You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder and for the Restricted Period (as defined below), directly or indirectly provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, supervise personnel engaged in, be employed by or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with, any member of the Galaxy Business Group. For purposes of this non-competition provision, the term

“Galaxy Business Group” means Galaxy Digital Holdings Ltd. and Galaxy Digital Holdings LP (or any respective successor entities, including, without limitation, any public company listed on a stock exchange in the United States) and each of their subsidiaries. Notwithstanding anything else herein, (i) the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the Securities Exchange Act of 1934) of not more than three percent (3%) of the voting stock of any public company shall not be deemed in violation of this non-competition provision and (ii) the Company acknowledges that the restrictive covenants relating to competition do not restrict attorneys form the practice of law.
The Company will pay to you, for each 30-day period during the Restricted Period (prorated for partial periods), an amount equal to one-twelfth (1/12th) of your annual base salary that was in effect as of the date your employment terminated. For purposes of this Letter Agreement, the “Restricted Period” shall mean the period that is up to twelve (12) months following the date your employment with the Company terminates (regardless of the reason for such termination of employment), as elected by the Company within ten (10) business days following the termination of your employment. Any such payment pursuant to this paragraph shall be made on a monthly basis in arrears, commencing in the first month following your termination date. If you fail to comply with any of the terms of the non-competition provision of this Letter Agreement, the Company may, in addition to any other available remedies (including, as set forth under the applicable paragraph in the section of this Letter Agreement entitled “Miscellaneous”), reclaim any amounts paid to you under this paragraph and terminate any payments that are later due under this paragraph.
You hereby further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to, (i) during your employment with the Company and for twelve (12) months thereafter, in any manner, directly or indirectly, (A) (1) Solicit (as hereinafter defined) the employment or services of any person who provided services to any member of the Galaxy Group, as an employee or as an independent contractor or consultant performing services primarily to the Company at the time of termination of your employment with the Company, or within six (6) months prior thereto; or (2) hire any such person or (B) Solicit any person who is an employee of any member of the Galaxy Group to resign from such entity or to apply for or accept employment with any other entity or (ii) during your employment with the Company and for twelve (12) months thereafter, Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with any member of the Galaxy Group) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of the termination of your employment, or was, a customer, investor, business partner, client or employee of any such entity or Sponsored Fund (or was an employee of any member of the Galaxy Group within the twelve (12) months prior to termination of your employment), or prospective customer, investor, business partner or client, of any member of the Galaxy Group or Sponsored Fund, or interfere with or damage (or attempt to interfere with or damage) any relationship between any member of the Galaxy Group and their respective clients, investors, business partners, customers or employees. For purposes of this Letter Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
A “Sponsored Fund” means any investment fund, investment vehicle, managed account or other initiative (with respect to which the Galaxy Group will receive a management fee, carried interest, incentive fee and/or similar economic arrangement) to be sponsored by the Galaxy Group.

Governing Law:
This Letter Agreement will be covered by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions and principles thereof. YOU HEREBY AGREE THAT EXCLUSIVE JURISDICTION OVER ANY DISPUTE OR CONTROVERSY ARISING UNDER THIS LETTER AGREEMENT OR IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY WILL BE IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE CITY AND STATE OF NEW YORK AND WAIVE OBJECTION TO THE JURISDICTION OF OR TO THE LAYING OF VENUE IN ANY SUCH COURT. YOU FURTHER WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY CLAIMS OR DISPUTES ARISING UNDER THIS LETTER AGREEMENT OR OTHERWISE RELATING TO YOUR EMPLOYMENT BY THE COMPANY.

Miscellaneous:
If you commit a breach or are about to commit a breach of any covenant set forth under the applicable paragraph in the section of this Letter Agreement entitled “Protective Covenants” (collectively, the “Protective Covenants ”) or of the Confidentiality and Related Covenants Agreement, the Company, its affiliates and any of their respective directors, officers, principals and agents shall have the right to have this Letter Agreement and the Confidentiality and Related Covenants Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, its affiliates and any of their respective directors, officers, principals and agents and that money damages will not provide an adequate remedy to any such party. In addition, the Company, its affiliates or any of their respective directors, officers, principals and agents may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

If any provision of the Protective Covenants section or of the Confidentiality and Related Covenants Agreement is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in the Protective Covenants section and the Confidentiality and Related Covenants Agreement is separate, distinct and severable.
All rights, remedies and benefits expressly provided for in this Letter Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Letter Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).
In the event that you breach any provision of the Protective Covenants section or the Confidentiality and Related Covenants Agreement, the Company’s obligation to make or provide payments or benefits under this Letter Agreement or any other agreement (including, any post-termination payments and benefits) will cease and the Company may, in addition to any other available remedies, reclaim any post-termination payments paid to you, except for any compensation or benefits that the Company is required by law to pay to you. Furthermore, subject to applicable law, the Company will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which you directly or indirectly have realized and/or may realize as a result of, growing out of or in connection with any such violation.
The existence of any claim, demand, action or cause of action that you may have against the Company, its affiliates or any of their respective directors, officers, principals and agents, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by the Company, its affiliates or any of their respective directors, officers, principals and agents of the Protective Covenant section hereof and of the Confidentiality and Related Covenants Agreement. The unenforceability of any provision of the Protective Covenant section or the Confidentiality and Related Covenants Agreement shall not affect the validity or enforceability of any other Protective Covenant or any other provision of this Agreement or the Confidentiality and Related Covenants Agreement. The temporal duration of the Protective Covenants and the Confidentiality and Related Covenants Agreement shall not expire, and shall be tolled, during any period in which you are in violation of any of such covenants, and all such restrictions shall automatically be extended by the period of your violation of any such restrictions.
Prior to accepting employment with any person, firm, corporation or other entity during your employment by the Company or any of its affiliates or any period thereafter while you are subject to any of the Protective Covenants or the Confidentiality and Related Covenants Agreement, you shall notify the prospective employer in writing of your obligations under such provisions. Notwithstanding anything to the contrary in the Confidentiality and Related Covenants Agreement, such notification will not be deemed a violation of that agreement.
The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof or of the Confidentiality and Related Covenants Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement or the Confidentiality and Related Covenants Agreement.
This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect. This Letter Agreement may be assigned by the Company to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations or assets of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall be become the rights and obligations of such affiliate or successor person or entity.
You shall provide reasonable cooperation in connection with any regulatory or legal action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment.
Notwithstanding the generality of the foregoing, reasonable cooperation shall not require that you waive any applicable privilege or immunity.
The terms and conditions of this Letter Agreement that are intended to survive the termination of the Letter Agreement shall survive in accordance with their terms.
The Company may withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state, local and any non-U.S. taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.
The provisions of this Letter Agreement and the Confidentiality and Related Covenants Agreement are to be read in conjunction with one another and are intended to supplement each other and not conflict with each other. In the event of any conflict between any provision of this Letter Agreement and any provision of the Confidentiality and Related Covenants Agreement, the provision more favorable to the Galaxy Group will govern.
This Letter Agreement and the Confidentiality and Related Covenants Agreement contain the entire understanding of the parties in respect of the subject matter contained herein and therein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties with respect to such subject matter including, for the avoidance of doubt, the Prior Agreement. Except as otherwise set forth herein, this Letter Agreement may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement and the Confidentiality and Related Covenants Agreement. In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.

Section 409A:
This Letter Agreement and the payments hereunder are intended to either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986 and related rules, regulations and guidance (as amended from time to time, the “Code”). Any ambiguity or question about the application of Code Section 409A shall first be resolved in favor of an exemption from Code Section 409A and, if not permissible, in compliance with Code Section 409A. Accordingly, this Letter Agreement and payments under this Letter Agreement shall be interpreted and administered in accordance with the foregoing and Code Section 409A to the extent applicable. For purposes of Code Section 409A, the right to a series of installment payments under this Letter Agreement shall be treated as a right to a series of separate payments. Without limiting the forgoing and notwithstanding anything in this Letter Agreement to the contrary, to the extent required in order to avoid additional taxation and/or penalties or interest under Code Section 409A:
•any payments that constitute “deferred compensation” (within the meaning of Code Section 409A) subject to Code Section 409A to be made under this Letter Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A; and
•if you are a “specified employee” (as that term is defined in Code Section 409A(a)(2)(B)(i)) on the date of termination and, as a result thereof, Code Section 409A would so require, any applicable payments and benefits (whether under this Letter Agreement or otherwise) shall be delayed as required under Code Section 409A, and the accumulated postponed benefits and payments, without interest, shall be paid in a lump sum or provided, as applicable, on the first business day after the end of the six-month period, except to the extent that earlier payment would not result in you incurring additional taxation and/or penalties or interest under Code Section 409A; provided, that if you die during the postponement period prior to payment or provision of the postponed amount or benefit, the amount of payments and benefits delayed on account of Code Section 409A shall be paid or provided, as applicable, to your estate within sixty (60) days following your death; provided, further, that in the event of any conflict between this Code Section 409A “specified employee” paragraph and any other Code Section 409A “specified employee” provision in any other plan, program, agreement or arrangement to which you are a party and which applies to a specific payment or benefit, such other Code Section 409A “specified employee” provision shall apply to such specific payment or benefit, as applicable.
The Company makes no representations that the payments and benefits provided under this Letter Agreement or any other plan, program, agreement or arrangement comply with Code Section 409A or Code Section 457A and in no event shall the Company or any member of the Galaxy Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Code Section 409A or Code Section 457A.

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If you agree with the terms of this Letter Agreement, please sign and date this agreement in the space provided below to indicate your acceptance. This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories.
Sincerely,

Galaxy Digital Services LLC

By:	/s/ Jennifer Lee	3/18/2022
Name: Jennifer Lee
Title: Authorized Signatory

AGREED AND ACCEPTED AS OF March 11, 2022

/s/ Andrew Siegel
Andrew Siegel
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